ASSET PURCHASE AGREEMENT

THIS AGREEMENT is hereby made this, April 30, 1998 by and between Edgar Outdoor Advertising Co., a Texas corporation ("Edgar" or the "Company"), Michael T. Edgar, individually, the sole shareholder of Edgar Outdoor ("Shareholder"), and Bowlin Outdoor Advertising & Travel Centers Incorporated, a Nevada corporation ("Bowlin").

                              Purpose of Agreement

Bowlin desires to purchase and Edgar desires to sell certain tangible and intangible assets that comprise a certain portion of Edgar's business known as "Edgar Outdoor Advertising Co." Therefore, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

                              Terms and Conditions

Purchase Price

The purchase price shall be a total of $900,000 paid at closing.

In addition to the amount specified above, Bowlin will pay to Edgar at closing:

(a) an amount equal to the amount of any prepaid rents, leases, permits and taxes as specified in attached Exhibit E and incorporated for all purposes herein

The purchase price, and payments noted above, shall be the sole considerations paid by Bowlin under this agreement.

Date of Closing

The parties contemplate that Closing shall take place on May 1, 1998. If Closing does not occur by that date, it will occur as soon thereafter as Bowlin is able to complete its due diligence investigation. The parties agree that Bowlin's obligation to complete this purchase is contingent upon Bowlin being satisfied, in its sole discretion, that all representations made to it concerning Edgar's assets are true; that the financial condition, books, and accounts of Edgar are sound; that the land leases, outdoor advertising permits and advertising contracts are of satisfactory condition to Bowlin; and that the value of the assets being transferred is not less than the purchase price. Transfer of Assets to Bowlin, and Transfer of Funds to Michael T. Edgar shall take place on May 1, 1998.

Transfer of Assets

At closing, Edgar will sell, transfer, assign, convey and deliver to Bowlin free and clear of any liens, debts, or encumbrances, and Bowlin will purchase, accept and acquire from Edgar all of the Assets listed in Exhibit A attached hereto and incorporated for all purposes herein.

In addition to the Assets listed in Exhibit A, Edgar will sell, transfer, assign, convey and deliver to Bowlin the right to use the names "Edgar" and "Edgar Outdoor Advertising Co." and variants of those names for a period of six months or longer if circumstances require for Bowlin's to have time to change identifications on the signs acquired.

Instruments of Transfer

     (a) Edgar and Shareholder's Deliveries. At the closing, Edgar shall deliver to Bowlin:

          i.   A bill of sale  transferring  to  Bowlin  title to the  Assets as provided herein, in form and substance acceptable to Bowlin;
          ii.  A ten (10) year  non-competition  agreement  for Michael T. Edgar
               (See attached Exhibit B);
          iii. Letter(s) from Edgar and Shareholder to the Texas Department of Transportation regarding transfer of the applicable outdoor advertising permits from Shareholder to Bowlin in the form of attached Exhibit F;
          iv. Assignment of land lease agreements pertinent to sign sites located on property owned by third parties (See attached Exhibit
               G);
          v. Such other bills of sale, titles and other instruments of assignment, transfer and conveyance as Bowlin shall reasonably request, in recordable form, where appropriate, and properly executed, evidenced and notarized where appropriate in such form as shall be necessary or appropriate to vest in Bowlin good title to the Assets.
          vi. A Corporate resolution signed by Edgar and Shareholder authorizing Michael T. Edgar to act on behalf of the corporation and sell assets thereof.

     (b)  Bowlin's Deliveries. At the closing, Bowlin shall deliver to Edgar:

          i. A wire transfer for the cash portion of the purchase price as specified herein;
          ii. Checks in an amount sufficient to pay the net amount due for items listed in Exhibit E, and
          iii. A check payable to the Texas Highway Beautification Fund in the amount of $1075.00 for the transfer of Edgar's outdoor advertising permits (see attached Exhibit F).

     (c) Other Transfer Instruments. Following the Closing, at the request of Bowlin, Edgar shall deliver any further Instruments and take all reasonable action as may be necessary or appropriate to vest in Bowlin all of Edgar's title to the assets.

No Assumption of Liabilities

     It is expressly understood and agreed by the parties hereto that Bowlin assumes no debts, liabilities (including tax liabilities) or obligations (contractual or otherwise) of Edgar or Shareholder or any other debts, liabilities or obligations related to the conduct of Edgar's business.

Representations and Warranties

     Edgar and Shareholder represent and warrant to Bowlin as of the date hereof and on the closing date as follows (all representations and warranties being joint and several):

     (a) Authority. Edgar has the legal authority to sell, transfer, and deliver to Bowlin the tangible and intangible assets of the business known as "Edgar Outdoor Advertising Co."

     (b) Title. Edgar has good and indefeasible title to all properties, assets and leasehold estates, real and personal, tangible and intangible, to be transferred pursuant to this Agreement subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge except for mortgages, liens or encumbrances on the real property fee simple estates of the ground lessors.

     (c)  Omitted


     (d) Violations, Suits, Claims, etc. Edgar is not in default under any law or regulation, or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located, and to Edgar's knowledge and belief there are (1) no claims, actions, suits or proceedings instituted or filed and (2) no claims actions, suits or proceedings threatened presently or which in the future may be threatened or asserted against or affecting Edgar at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located, and (3) there are no potential claims, demands, liens, encumbrances, or debts with regard to the assets that are the subject of this sale or that may create for Bowlin any environmental or regulatory liability except for signs #110-#111-#128.

     (e) Tax Returns. Edgar has filed or will file all requisite federal, state and other tax returns due for all fiscal periods ended on or before the date of this agreement. There are no claims against Edgar for federal, state or other taxes for any period or periods to and including the date of this agreement.

     (f) Sole Shareholder. Shareholder is the sole owner of all issued and outstanding capital stock of the Company, and no other person has any right to acquire shares of capital stock of the Company.

     (g) Organization, Good Standing, Power, etc. Edgar (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas; and (b) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

     (h) Authorizations and Enforceability. Edgar has all requisite power and authority to execute, deliver and perform this Agreement and the other agreements and instruments delivered pursuant hereto and to consummate the transactions contemplated hereby. This Agreement and the other agreements and instruments delivered pursuant hereto have been duly and validly authorized, executed and delivered by Edgar and constitutes the valid and binding obligations of Edgar, fully enforceable in accordance with their terms.

     (i) Effect of Agreement. The execution, delivery and performance of this Agreement by Edgar and Shareholder and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both: (a) violate any material provision of law, statute, rule or regulation to which Company is subject; (b) violate any judgment, order, writ or decree of any court, arbitrator or governmental agency applicable to Company; or (c) result in a material breach of or material conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a material default under, or result in the creation or imposition of, any lien, security interest, charge or encumbrance upon any of the Assets pursuant to any charter, bylaw, commitment, contract or other agreement or instrument, to which Company is a party or by which any of its Assets is bound.

     (j) Permits, Licenses, Compliance with Applicable Laws and Court Orders. Company has all requisite corporate power and authority, and all permits, licenses and approvals of governmental and administrative authorities, to own, lease and operate its properties and to carry on its business as presently conducted; all such permits, licenses and approvals material to the conduct of the business of Company are in full force and effect. Company's conduct of its business does not materially violate or infringe any applicable law, statute, ordinance or regulation. Company is not in default in any respect under any executive, legislative, judicial, administrative or private (such as arbitration) ruling, order, writ, injunction or decree. EXCEPT AS
          LISTED: City of Gainesville permits for #110 and #111 have not been paid for 1997 and have not been invoiced for 1998. No state permit was required when these signs were built. The following signs were acquired from other companies and no city permits were required when the signs were built, but may now be required for new signs. These
          signs      are      as       follows:       City      of       Athens:
          #301-#302-#303-#304-#306-#307-#308-#309-#311-#313,   Ennis  #122-#123,
          Rice -#124, and Corsicana -#125-#126-#127.

     (k) Financial Information. All financial information relating to the Assets or the business and provided to Bowlin by Edgar have been prepared from the books and records of seller in accordance with generally accepted accounting principles and fairly and accurately present the financial condition of Edgar and the business relating to the Assets as of the date of such information.

     (l) Absence of Undisclosed Liabilities. Edgar has no liabilities other than those that are expressly disclosed in the financial information provided to Bowlin. Between the date of this Agreement and the Closing, there will be no material change in the financial position of Edgar.

     (m) Agreements, Plans, Arrangements, etc. Except as set forth in Exhibit A, Company is not a party to, nor is Company or any of the Assets bound or affected by, any oral or written:

          (1) lease agreement (whether as lessor or lessee) relating to real or personal property;

          (2)  license  agreement,  assignment  or other  contract  (whether  as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, copyrights (or applications therefor);

          (3)  agreement   with  any  business   broker  with  respect  to  this
               transaction;

          (4) agreement with any supplier, distributor, franchisor, dealer, sales agent or representative;

          (5)  joint venture or partnership agreement with any other person;

          (6) agreement with any bank, factor, finance company or similar organization regarding the financing of accounts receivable or other extensions of credit;

          (7) agreement granting any lien, security interest or mortgage on any Asset or other property of Company, including, without limitation, any factoring agreement for the assignment of accounts receivable;

          (8) agreement for the Construction or modification of any Asset or leasehold interest of Company except #148 is still under construction but will be finished by Edgar as soon as possible with all associated liabilities paid;

          (9)  agreement   with  any  employee,   consultant,   or   independent
               contractor providing personal services to Company.

     (n) Acquisition Agreements. There are no agreements relating to the acquisition of the stock, business or Assets of Company to which Company is a party, other than this Agreement.

     (o) Status of Real Property. Neither Company nor Shareholder has received any notice of noncompliance with respect to real property on which any of the Assets are located (the "Real Property") with any applicable statutes, laws, codes, ordinances, regulations or requirements relating to fire, safety, health or environmental matters or noncompliance with any covenants, conditions and restrictions (whether or not of record) or local, municipal, regional, state or federal requirements or regulations. To the best of Company's and Shareholder's knowledge, there has been no release or discharge on or under the Real Property by the Company of any toxic or hazardous substance, material or waste which is or has been regulated by any governmental or quasi-governmental authority or is or has been listed as toxic or hazardous under any applicable local, state or federal law. To the best of the Company's and Shareholder's knowledge, there are no subsurface or other conditions related to toxic or hazardous waste affecting the Real Property or any portion or component thereof, and there are no underground storage tanks located on the Real Property.

     (p) Defects. To the best of Company's and Shareholder's knowledge, there are no structural or operational defects in any of the Assets.

     (q) Leases Current. All obligations of the Company under all existing lease agreements which are required by such agreements to have been performed by Company have been fulfilled by the Company, including the payment by the Company of all lease payments due and payable through the date hereof, except for the following: Lease #110 (Gainsville - not paid) -#113-#128 (Corsicana - no contact) -#124 (Month to Month lease-new land owner as of April wants to renegotiate)-#144 (Palmer - has not paid).

Bowlin represents and warrants to Edgar and Shareholder as of the date hereof and the Closing date as follows:

     (a) Organization. Bowlin is a validly existing corporation organized under the laws of the State of Nevada and has all requisite corporate power and authority to own, operate and lease its properties and assets.

     (b) Authority. Bowlin has full corporate power, authority and legal rights to execute and deliver, and to perform its obligations under this Agreement, and has taken all necessary action to authorize the purchase hereunder on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed by Bowlin, and constitutes a legal, valid and binding obligation of Bowlin enforceable in accordance with its terms.

     (c) Compliance with Instruments, Consents, Adverse Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under the articles of incorporation or the by-laws of Bowlin, or any Law, Instrument, lien or other Contract by which Bowlin is bound. Bowlin is not a party or subject to any Contract, or subject to any article or other corporate restriction or any Law which materially and adversely affect the business operation, prospects, properties, assets or condition, financial or otherwise, of Bowlin.

     (d) Litigation. There is no suit, action or litigation, administrative, arbitration, or other proceeding or governmental investigation pending or, to the knowledge of Bowlin, threatened which might, severally or in the aggregate materially and adversely affect the financial condition or prospects of Bowlin or Bowlin's ability to acquire the Assets as contemplated by this Agreement.

     (e) Brokers. All negotiations relative to the Agreement and the transactions contemplated hereby have been carried on by Bowlin is such manner without giving rise to any valid claim against Edgar for a finder's fee, brokerage commission or other like payment.

Covenants

     Between the date of this agreement and the closing date:

     (a)  Edgar's officers will cause Company to:

          (1) Carry on its outdoor advertising business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

          (2) Maintain their properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

          (3) Perform all material obligations under agreements relating to or affecting its assets, properties and rights;

          (4)  Omitted; and

          (5) Use its best efforts to maintain and preserve its assets intact, and maintain its relationships with suppliers, customers and others having business relations with it.

     (b) Edgar's officers will not permit Edgar without the prior written consent of Bowlin to:

          (1) Enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures except in the normal course of business as to the assets purchased pursuant to this agreement.

          (2) Create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties transferred under this agreement, whether now owned or hereafter acquired; or

          (3) Sell, assign, lease or otherwise transfer or dispose of any property or equipment subject to this agreement except in the normal course of business.

Competition

     Simultaneously with the execution of this Agreement, Michael T. Edgar will execute and deliver to Bowlin a Non-Competition Agreement in the form and on the terms as set forth in Exhibit B attached hereto and incorporated by reference herein for all purposes.

Conditions to Bowlin's Obligations

     The obligations of Bowlin hereunder are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in writing by Bowlin, in its sole discretion:

     (a) Accuracy of Representations and Warranties. Each of the representations and warranties of Edgar and Shareholder contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby.

     (b) Performance of Covenants. Edgar shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

     (c) No Litigation or Claims. No claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing shall be pending or threatened against or affecting Edgar which: (a) might foreseeably result, or has resulted, either in an action to enjoin or prevent or delay the consummation of the transactions contemplated by this Agreement or in such an injunction; or (b) could, in the determination of Bowlin, have an adverse effect on the assets to be transferred hereunder.

     (d) No Violations. No material violation of Edgar shall exist, or be alleged by any governmental authority to exist, of any law, statute, ordinance or regulation, the enforcement of which would adversely affect the financial condition, results of operations, properties or business of Edgar except for City of Gainesville permits for 1997 on signs #110-#111 that have not been paid.


     (e) Consents and Assignments. Edgar shall have delivered to Bowlin all consents and assignments of all persons and entities necessary for the performance of the transactions contemplated by this Agreement, including the transfer of all assets and the assignment of leases, and Edgar shall have obtained the consents of: any lender to Edgar, or, in the alternative, the release of all liens held by such lender, with respect to the sale and transfer of the assets; and any other consents of third parties deemed necessary or appropriate by Bowlin.

     (f) Certificate. Bowlin shall have received a certificate signed by Edgar and Shareholder, dated the Closing Date, satisfactory in form and substance to Bowlin and its counsel, certifying as to the fulfillment of the conditions specified above.

     (g) Satisfactory Completion of Due Diligence. Bowlin shall be satisfied in its sole discretion with the content of the final Exhibits hereto and other related documents for closing and shall otherwise be satisfied in its sole discretion with the results of its due diligence review, including the right to terminate this agreement with no penalty in the event that the land leases, outdoor advertising permits and advertising contracts are not of satisfactory condition to Bowlin.

Indemnification

     (a) Indemnification of Bowlin by Edgar and Shareholder. Edgar and Shareholder, jointly and severally, agree to indemnify and hold harmless Bowlin and any person claiming by or through it or its successors and assigns from, against and in respect of any and all losses, claims, and liabilities incurred by or asserted against Bowlin or its successors or assigns in connection with any breach of any representation or warranty of Edgar or Shareholder;

          (i) any breach of any representation or warranty of Edgar or Shareholder;
          (ii) any breach of any covenant or agreement made by Edgar or Shareholder in this Agreement;
          (iii)any liability, debt or obligation of Edgar or lien or encumbrance on the Assets or (iv) any claim arising out of the use, sale or operation of the Assets by Edgar or Shareholder and/or the operation of the business of Edgar or Shareholder prior to the Closing.

     (b) Indemnification of Edgar and Shareholder by Bowlin. Bowlin agrees to indemnify and hold harmless Edgar and Shareholder and any person claiming by or through it or its successors and assigns from, against and in respect of any and all losses, claims, and liabilities incurred by or asserted against Edgar or Shareholder or its successors or assigns in connection with:

          (i)  any breach of any representation or warranty of Bowlin;
          (ii) any breach of any covenant or agreement made by Bowlin in this Agreement;
          (iii)any act or omission of Bowlin after Closing, and
          (iv) any claim arising out of the use, sale or operation of the Assets by Bowlin and/or the operation of the business by Bowlin after Closing.

Taxes

     Real Estate and personal property taxes, if any, assessed or to be assessed for the current calendar or fiscal year, regardless of when payable, shall be prorated between Bowlin and Edgar as of the closing date.

Risk of Loss

     The risk of loss or destruction of or damage to the assets transferred hereunder from any cause whatsoever at all times on or subsequent to the execution of this document but before closing shall be borne by Edgar.

Bowlin's Remedies

     Bowlin shall be entitled, without limitation, to all incidental and consequential damages resulting from a breach of any warranty or representation or covenant of Edgar or Shareholder made herein including, but not limited to, all costs of litigation incurred, including reasonable attorney's fees.

Arbitration Dispute Resolution

     In the event of any dispute arising from this agreement, Texas law shall apply. Any claims or controversy between Edgar or its officers or shareholders, on the one hand, and Bowlin, on the other hand, arising out of or relating to this agreement or the sale and purchase of assets, shall be decided by arbitration at Dallas, TX in accordance with Commercial Arbitration Rules of the American Arbitration Association by a single
     arbitrator   appointed  in  accordance   with  the  rules  in  effect  when
     arbitration is first demanded by any party. The award rendered by the arbitrator shall be final and judgment may be entered into any court having jurisdiction.

Miscellaneous

     (a) Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own expenses and the fees and expenses of its counsel and accountants and other experts. Furthermore, Bowlin shall be responsible for payment to the business broker retained by it.

     (b) Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement and any other written representation in any ancillary document shall survive the Closing.

     (c) Waivers. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     (d) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     (e) Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by fax or five (5) days after deposit in the U.S. mails by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the party to whom the same is so given or made.

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

          if to Edgar or Shareholder to:

          Michael T. Edgar
          P.O. Box 92593
          Southlake, TX 76092

          if to Bowlin to:

          Bowlin Outdoor Advertising and Travel Centers Incorporated 150 Louisiana Blvd. N.E.
          Albuquerque, New Mexico 87108
          Attention:  Michael L. Bowlin, President

or to such other address or Fax Number as any party may designate by giving notice to the other parties hereto.

     (f) Further Assurances. The Company and Shareholder shall, from time to time at or after the Closing, at the request of Bowlin, and without further consideration, execute and deliver such other instruments and take such other actions as may be required to confer to Bowlin and its assignees the benefits contemplated by this Agreement.

     (g) Entire Agreement. This document contains the entire agreement between the parties and supersedes all prior agreements between the parties, if any, written or oral, with respect to the subject matter thereof.

AGREED and ACCEPTED:

BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED

By: /s/ C. CHRISTOPHER BESS
    ------------------------------------
    C. C. Bess, Executive Vice President



EDGAR OUTDOOR ADVERTISING CO.

By: /s/ MICHAEL T. EDGAR
    ------------------------------------
    Michael T. Edgar, President


By: /s/ MICHAEL T. EDGAR
    ------------------------------------
    Michael T. Edgar, Individually

                         Acknowledgment for Corporations

STATE OF TEXAS                 )
                               ) ss.
COUNTY OF _____________        )

     The  foregoing  instrument  was  acknowledged  before  me  this [  ] day of
[                ],  199[ ],  by C. C. Bess,  Executive Vice President of Bowlin
Outdoor Advertising & Travel Centers Incorporated, a Nevada Corporation, on behalf of the corporation.

                                                --------------------------------
                                                Notary Public
My commission expires:

----------------------





                         Acknowledgment for Corporations

STATE OF TEXAS                 )
                               ) ss.
COUNTY OF ____________         )

     The  foregoing  instrument  was  acknowledged  before  me  this [  ] day of
[                 ], 199[ ] by  Michael T.  Edgar,  President  of Edgar  Outdoor
Advertising Co., a Texas Corporation, on behalf of the corporation.

                                                --------------------------------
                                                Notary Public
My commission expires:

----------------------

                          Acknowledgment for Individual

STATE OF TEXAS                 )
                               ) ss.
COUNTY OF ___________          )

     The  foregoing  instrument  was  acknowledged  before  me  this [  ] day of
[                ], 199[ ] by Michael T. Edgar, Individually.

                                                --------------------------------
                                                Notary Public
My commission expires:
----------------------